Exhibit 5.1

July 16, 2010

Board of Directors

American Lithium Minerals, Inc.

Re:          American Lithium Minerals, Inc.

Registration Statement on Form S-8

Gentlemen:

We have acted as special Nevada counsel for American Lithium Minerals, Inc., a Nevada corporation (the “Company”). We are furnishing this opinion at your request in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for issuance under the Company’s 2010 Stock Plan, as amended (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.

In connection with this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, the Plan, and the resolutions of the Company’s board of directors related to the matters discussed in this opinion. We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; and (vi) the due authorization, execution, and delivery of all documents by parties other than the Company.

We are opining herein as to the laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Holland & Hart LLP

Phone [303] 295-8000  Fax [303] 295-8261  www.hollandhart.com

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Subject to the foregoing and the other matters set forth herein, we are of the opinion that the Shares have been duly authorized for issuance pursuant to the Plan and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Holland & Hart LLP
Holland & Hart LLP